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                                                                     Exhibit 22
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                                                                     Page 1 of 2


                        REPORT OF INSPECTOR OF ELECTION
                        FOR ADVO, INC.'S ANNUAL MEETING
                            HELD ON JANUARY 21, 1999


I, John J. Boryczki, Assistant Vice President and Relationship Manager of ChaseMellon Shareholder Services, L.L.C. Transfer Agent and Registrar of the Company, and David M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 21, 1999, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, CT, report as follows:

1. There were present, in person or by proxy, 19,915,620 shares of common stock or 89.85% at the Annual Meeting.

2.  The following votes of common stock were cast as follows:


PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                   FOR                     WITHHELD

Bruce Crawford        19,726,790    99.05%          188,830      0.95%
David Dyer            19,726,790    99.05%          188,830      0.95%
Jack W. Fritz         19,682,019    98.83%          233,601      1.17%
Robert Kamerschen     19,678,965    98.81%          236,655      1.19%
Gary M. Mulloy        19,682,940    98.83%          232,680      1.17%
Howard H. Newman      19,683,090    98.83%          232,530      1.17%
John R. Rockwell      19,726,890    99.05%          188,730      0.95%
John L. Vogelstein    15,700,326    78.83%        4,215,294     21.17%


PROPOSAL #2: APPROVAL AND ADOPTION OF THE ADVO, INC. 1998 INCENTIVE COMPENSATION PLAN

FOR                   17,175,934    77.49%
AGAINST                2,632,065    11.87%
ABSTAIN                  107,621     0.49%
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                                                                     Exhibit 22
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                                                                     Page 2 of 2


PROPOSAL # 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1999


FOR                     19,761,806  89.16%
AGAINST                     66,053   0.30%
ABSTAIN                     87,761   0.40%


NO OTHER MATTERS WERE SUBMITTED FOR A VOTE AT THIS MEETING.


/S/ JOHN J. BORYCZKI
--------------------------------
JOHN J. BORYCZKI
ASSISTANT VICE PRESIDENT & RELATIONSHIP MANAGER
CHASEMELLON SHAREHOLDER SERVICES, L.L.C.